Exhibit 23.2

To Whom It May Concern:

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File no xxx ) of Core AI Holdings, Inc. (the “Company”) of our report dated July 2, 2025, relating to the consolidated financial statements of the Company’ subsidiary, Core Gaming, Inc., as of December 31, 2024, which appear in this Registration Statement on Form F-3. We have audited the accompanying consolidated balance sheet of Core AI Holdings, Inc.’s subsidiary, Core Gaming, Inc. as of December 31, 2024 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Core AI Holdings, Inc. as of December 31, 2024, as the results of its operations and its cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accountant Standards Board (IASB).

Very truly yours,

/s/ Bush & Associates CPA LLC (PCAOB 6797)
Henderson, Nevada
November 12, 2025

9555 S Eastern Suite, 280 Ave Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com